EXHIBIT 10.1

[THIS IS AN UNOFFICIAL TRANSLATION
OF THE ORIGINAL LETTER IN SPANISH,
SIGNED BY THE PARTIES.]

April 23, 2004

Mr. Norberto Rivera

PERSONAL AND CONFIDENTIAL

Dear Norberto:

I confirm how happy I was meeting with you and that you have accepted to be part of the excellent group of professionals that has made our Company the best in Puerto Rico and one of the most respected financial institutions in and out of our island. You don’t know how honored we all feel in having a resource of your caliber and we are sure that you will contribute towards taking Westernbank to a new development stage.

Following, is a brief summary of the terms and conditions of your employment as previously approved by Franky, Freddy and which I personally communicated to you:

1.	You will occupy the position of Comptroller of Westernbank, with all the responsibilities and privileges that it entails. You will report directly to me, as Corporate Comptroller, and will collaborate with the senior management of our institution in order to attain our goals and your personal development.

2.	Your base salary will be $157,000 annually, plus a monthly allowance of $1,500.

3.	A Christmas bonus equivalent to one month of salary including the allowance, as approved by the Board of Directors.

4.	In addition to the Christmas bonus, you will receive an additional bonus on the date in which the special performance bonuses are paid, so that when combined with the one month Christmas bonus and this special bonus, should not be less than $50,000 annually.

5.	You will be entitled to all the fringe benefits that correspond to this position including vacation days, health plan, life insurance and other benefits like the savings plan and profit sharing plan, according to the rules that govern the plan.

6.	A mobile phone will be assigned to you under the corporate plan for official use.

7.	Your principal office will be located at Mayaguez. We acknowledge that due the increase in business that we are achieving in the Metropolitan Area, you will also have the supervision responsibilities of our San Juan operations, as deemed necessary.

8.	In regards to moving expenses, we will reimburse for reasonable moving costs.

I will recommend to our President, although this will be under his absolute discretion and subject to the approval by the Board of Directors, you be considered for the grant of stock options in the future, in accordance with your performance and achievements.

I hope this letter summarizes the terms of our agreement. I expect you to become part of our team as soon as possible but no later than two weeks after next Monday. As explained to you, our first priority will be to work immediately with the Sarbanes-Oxley Act compliance project in addition to the functions that our positions entail.

Once again Norberto, welcome to your home, we congratulate you for such a smart decision and we wish you a lot of success.

Cordially,
/s/ Ricardo Hernandez
Ricardo Hernandez

c.	Frank C. Stipes
Freddy Maldonado
Alfredo Archilla

/s/ Norberto Rivera 4/26/04
Accepted